Artisan Partners Asset Management Inc. Reports March 2021 Assets Under Management
Milwaukee, WI - April 12, 2021 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of March 31, 2021 totaled $162.9 billion. Separate accounts1 accounted for $84.1 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $78.8 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of March 31, 2021 - ($ Millions)
Growth Team
Global Opportunities	$25,470
Global Discovery	2,080
U.S. Mid-Cap Growth	16,512
U.S. Small-Cap Growth	6,402
Global Equity Team
Global Equity	2,949
Non-U.S. Growth	21,208
Non-U.S. Small-Mid Growth	8,113
China Post-Venture	56
U.S. Value Team
Value Equity	3,672
U.S. Mid-Cap Value	4,041
International Value Team
International Value	26,995
International Small Cap Value	18
Global Value Team
Global Value	24,446
Select Equity	22
Sustainable Emerging Markets Team
Sustainable Emerging Markets	735
Credit Team
High Income	6,905
Credit Opportunities	105
Developing World Team
Developing World	9,255
Antero Peak Group
Antero Peak	2,918
Antero Peak Hedge	981

Total Firm Assets Under Management ("AUM")	$162,883

1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.